Exhibit (k)(7)

SECOND AMENDMENT TO THE

TORTOISE ENERGY INFRASTRUCTURE CORPORATION ADMINISTRATION

SERVICING AGREEMENT

THIS SECOND AMENDMENT, as of the 1st day of October 2024, to the Fund Administration Servicing Agreement, dated December 12, 2003 (the “Agreement”), is entered into by and between TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the “Company” or “Fund”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“USBGFS).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fee schedule in Exhibit A of the Agreement to update the fees.

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by the parties; and

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

Effective October 1, 2024, Exhibit A of the Agreement is superseded and replaced in its entirety with Exhibit A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TORTOISE ENERGY
INFRASTRUCTURE CORPORATION		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Matthew Sallee	By:	/s/ Greg Farley
Name:	Matthew Sallee	Name:	Greg Farley
Title:	Chief Executive Officer	Title:	Senior Vice President

Exhibit A to the Administration Servicing Agreement

Tortoise Energy Infrastructure Corporation (TYG)

Fund Administration & Fund Accounting Services Fee Schedule at October 2024

Annual Fund Administration Fee Based Upon Managed Assets Per Fund

3 basis points on the first $1 billion

1 basis points on the next $500 million

0.5 basis points on the balance over $1.5 billion

Minimum Annual Fee: $30,000 per fund

▪	Additional fee of $15,000 for each additional class, Controlled Foreign Corporation (CFC), and/or sub- advisor (waived)

Annual Fund Accounting Fee Based Upon Average Net Assets Per Fund

$24,000 base fee on the first $50 million

1.25 basis points on the next $200 million

0.75 basis points on the next $250 million

0.25 basis points on the balance over $500 million

Note: Conversion, master/feeder, and extraordinary services quoted separately.

The fees above include the following core tax services: M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).

All schedules subject to change depending upon use of unique security type requiring special pricing or accounting arrangements.

Chief Compliance Officer Support Fee

▪	$3,000 per year per fund complex (waived)

Data Services

Pricing Services

▪	$0.08 – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps,
▪	$0.50 – Domestic Corporates, Domestic Convertibles, Domestic Governments and Agencies, Mortgage Backed, Municipal Bonds
▪	$0.80 – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$0.90 – Interest Rate Swaps, Foreign Currency Swaps
▪	$1.00 – Bank Loans
▪	$1.50 – Swaptions
▪	$1.50 – Intraday money market funds pricing, up to 3 times per day
▪	$3.00 – Credit Default Swaps
▪	$500 per Month Manual Security Pricing (>25per day)

Exhibit A to the Administration Servicing Agreement

Tortoise Energy Infrastructure Corporation (TYG)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action and Factor Services (security paydown)

▪	$2.00 per Foreign Equity Security per Month
▪	$1.00 per Domestic Equity Security per Month
▪	$2.00 per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for each security)

$1 per security per month for fund administrative data (based upon U.S. Bancorp standard data services and are subject to change)SEC Modernization Requirements

▪	Form N-PORT – $9,000 per year, per Fund
▪	Form N-CEN – $250 per year, per Fund

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs,(including Bloomberg, S&P, Moody’s, Morningstar, GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, tax e-filing, PFIC monitoring, wash sale reporting (Gainskeeper), retention of records, federal and state regulatory filing fees, expenses from Board of directors meetings, third party auditing and legal expenses, and conversion expenses (if necessary).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

Chief Compliance Officer Support Fee

▪	$3,000 per year per fund complex (waived)

Exhibit A to the Administration Servicing Agreement

Tortoise Energy Infrastructure Corporation (TYG)

Fund Administration & Compliance Portfolio Services Supplemental Fee Schedule

SEC Derivatives Rule 18f-4 Confluence Technologies Offering

Offering	Price per Fund per Month*
Limited Derivatives User	$200
Full Derivatives User (no OTC derivatives)	$300
Full Derivative User (with 1-5 OTC derivatives)	$400
Full Derivative User (with 5 or more OTC derivatives)	$500
Closed Fund Data Maintenance Fee	$50

*Additional fees may apply from index providers

Section 15(c) Reporting

▪	$2,000 per fund per standard reporting package*

*Standard reporting packages for annual 15(c) meeting

•	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio with classes on one report) OR Full 15(c) report
•	Performance reporting package: Peer Comparison Report
▪	Additional 15(c) reporting is subject to additional charges
▪	Data source – Morningstar; other data sources may incur additional charges by a third-party source. The creation of the reporting package involving other data sources is to be created by the third-party source and client.

Rule 2a-5 Supplemental Services:

Percentage of individual level 2 instruments held by a Fund	Monthly Fee for Such Fund[1]
5% or less	$100
More than 5% but less than 25%	$200
25% or more	$300

Note:	The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to Fund Services’ ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in Fund Services’ sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.

Optional Tax Services

▪	Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs) – $5,000 per year
▪	Additional Capital Gain Dividend Estimates – (First two included in core services) – $1,000 per additional estimate

1 NOTE: The Rule 2a-5 Supplemental Services and the associated fees are dependent on comparison prices from Fund Services’ chosen comparison third-party pricing source. The Fund may choose to perform comparison pricing with a different comparison pricing vendor under an alternative service with different associated costs.

▪	State tax returns - (First two included in core services) – $1,500 per additional return

Tax Reporting – MLP C-Corporations

Federal Tax Returns

▪	Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis) – $25,000
▪	Prepare Federal and State extensions (If Applicable) – Included in the return fees
▪	Prepare provision estimates – $2,000 Per estimate

State Tax Returns

▪	Prepare state income tax returns for funds and blocker entities – $1,500 per state return
•	Sign state income tax returns – $2,000 per state return
•	Assist in filing state income tax returns – Included with preparation of returns
▪	State tax notice consultative support and resolution – $1,000 per fund

Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Fees are calculated pro rata and billed monthly.